                            SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities
    Exchange Act of 1934 (Amendment No. )


Filed by the Registrant                      /x/
Filed by a Party other than the Registrant   / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 240.14a-11(c) or Section 240.14a-12




                                EXAR CORPORATION

                            ---------------------------
               (Name of Registrant as Specified In Its Charter)

                            ---------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)




Payment of Filing Fee (Check the appropriate box)

/x/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No. 14A:
     (3) Filing Party:
     (4) Date Filed:

Dear Stockholders:

    You are invited to attend the Annual Meeting of Stockholders of EXAR Corporation to be held at 3:00 p.m. local time on September 18, 1997 at the Company's Corporate Headquarters at 48720 Kato Road, Fremont, California. At this meeting you are being asked to vote on several matters recommended by the Board of Directors. I want to emphasize the importance of Proposal 2 -- our proposed adoption of a new equity incentive plan.

    To succeed, EXAR must recruit and retain extraordinarily talented people, at a time when the competition for these individuals is at an all-time high. For example, it is common for semiconductor companies in Silicon Valley to experience voluntary turnover of salaried personnel in excess of 10% per year. According to industry salary surveys, cash compensation among engineers has been increasing recently at rates of 12% per year and greater. Unless EXAR can offer engineers, sales and marketing personnel, and other key personnel a meaningful participation in the future appreciation of the Company's stock, I believe we will lose our ability to attract and retain many of the people we most need.

    I joined EXAR in October 1996 because I saw an opportunity to add significant value to the Company by redirecting its activities and taking other actions including recruiting key contributors. In the time I have been here, we have focused the Company's product line in the high-growth areas of communications, video and imaging, and silicon microstructure products. We believe this redefinition of our product line is already being reflected in an enhanced understanding by our customers of EXAR's products and capabilities. Our engineering activities are now focused on these target markets, to the exclusion of other activities. We have reorganized the manufacturing operation of the Company, with significant economics being realized. And our sales and marketing organization is already delivering enhanced order flow. In the first six months of calendar 1997, EXAR's book-to-bill ratio was 1.2:1. This is a substantial improvement over the previous year and a half.

    In my nine months at EXAR, I have seen the kind of value that can be created by motivated and high-energy employees, and how hard we must work to recruit and retain these individuals. Not all of that effort is financial. As executives, we are responsible for creating an environment where work and achievement is both enjoyable and professionally rewarding, separate and apart from money. But without creating an exciting financial opportunity for our employees -- and in our industry, that means stock incentives -- we will lose our ability to compete for the people who can really make a difference for our customers and our stockholders. As your President and CEO, my responsibility is not limited to preserving past successes or acting in a fashion as "not to lose ground" on the competition. Rather, I firmly believe that continuing investment in our most critical resource -- our employees -- is needed to vigorously strengthen areas of weakness and inspire creative solutions to the challenges before us.

    The individuals required to compete successfully in the market for analog and mixed-signal semiconductors are quite scarce, and highly skilled. While this is true throughout the organization, it is best exemplified by the number of employees with advanced technical degrees. As of July 1, 1997, EXAR employed 14 individuals with technical Ph.D. degrees and approximately 50 individuals with other advanced technical degrees such as MSEEs.

    The management team at EXAR is dedicated to improving the financial performance of the Company and increasing the market value of the Common Stock. I believe that the proposed equity incentive plan is an essential part of our ability to achieve that objective. The Board of Directors urges you to vote yes on the 1997 Equity Incentive Plan.

    Please sign, date and promptly mail the enclosed proxy in the prepaid envelope enclosed. Thank you for your attention to this matter.

                                                /s/ Donald L. Ciffone, Jr.
                                                ------------------------------
                                                Donald L. Ciffone, Jr.
                                                President and CEO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 18, 1997

TO THE STOCKHOLDERS OF EXAR CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EXAR CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, September 18, 1997 at 3:00 p.m. local time at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California, for the following purposes:

    1. To elect a director to hold office until the 2000 Annual Meeting of Stockholders.

    2.  To approve the Company's 1997 Equity Incentive Plan.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on July 28, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                       By Order of the Board of Directors


                                       RONALD W. GUIRE
                                       Secretary



Fremont, California
July 28, 1997


    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                EXAR CORPORATION
                                48720 KATO ROAD
                           FREMONT, CALIFORNIA 94538

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 18, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Exar Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on September 18, 1997, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California. The Company intends to mail this proxy statement and accompanying proxy card on or about August 15, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, approximately $4,000, for solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on July 28, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 28, 1997 the Company had outstanding and entitled to vote 9,292,755 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 48720 Kato Road, Fremont, CA 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than March 27, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. In addition, any stockholder that desires to make a proposal to be presented at the Company's Annual Meeting of Stockholders must comply with the provisions relating to advance notice contained in the Company's By-laws.

                                   PROPOSAL 1

                              ELECTION OF DIRECTOR

    The Company's Amended and Restated Certificate of Incorporation, as amended, and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Company voting together as a single class, or (ii) by a majority of the remaining directors. A director elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1997, George E. Grega and James E. Dykes. Mr. Grega has indicated that he will not stand for re-election upon expiration of his current term. Mr. Dykes, the only nominee for election to this class, is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, Mr. Dykes would serve until the 2000 Annual Meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

    Set forth below is biographical information for the person nominated and each person whose term of office as a director will continue after the Annual Meeting.

    Nominee for Election for a Three-year Term Expiring at the 2000 Annual
Meeting

JAMES E. DYKES

    Mr. Dykes, age 59, joined the Company's Board of Directors in May 1994. Mr. Dykes served as President and CEO of the Signetics division of North American Philips Corporation, a manufacturer of industrial and consumer electronics, from 1989 to 1993 and, from 1987 to 1988, as President and CEO of Taiwan Semiconductor Manufacturing Company ("TSMC"), a semiconductor foundry in Taiwan. Prior to joining TSMC,

Mr. Dykes held various management positions with other semiconductor and related companies including General Electric Company, a diversified international manufacturer of defense, electrical and other products, and Harris Semiconductor, Inc., a manufacturer of semiconductors and integrated circuits. From August 1994 to June 1997, Mr. Dykes served as President and Chief Operating Officer of Intellon Corp., a wireless network communications company. In July 1997, Mr. Dykes joined the Thomas Group, Inc. as Executive Vice President, Corporate Development. Mr. Dykes is also a director of Cree Research, Inc., a developer of blue light-emitting diodes, and the Thomas Group Inc., a management services company.

                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF THE NAMED NOMINEE.

    Directors Continuing in Office Until the 1998 Annual Meeting

DONALD L. CIFFONE, JR.

    Mr. Ciffone, age 42, joined the Company as President and CEO in October 1996 and was appointed a director at that time. Mr. Ciffone has more than 19 years of semiconductor experience. Prior to joining the Company he was Executive Vice President of Toshiba America from August 1996 to October 1996 and served in a variety of senior management positions at VLSI Technology, Inc. between 1991 and 1996, the last being Senior Vice President, VLSI Products. Prior to joining that company, Mr. Ciffone was at National Semiconductor Corporation for 13 years where he held a variety of marketing and operations positions.

RONALD W. GUIRE

    Mr. Guire, age 48, joined the Company in July 1984 and has been a director of the Company since June 1985. Mr. Guire has served in a variety of officer positions, and has been Chief Financial Officer of the Company since May 1985 and Executive Vice President since July 1995. Mr. Guire is a director of XeTel Corporation. Mr. Guire was a partner in the certified public accounting firm of Graubart & Co. from 1979 until he joined the Company in July 1984.

    Directors Continuing in Office Until the 1999 Annual Meeting

GEORGE D. WELLS

    Mr. Wells, age 61, joined the Company as President and CEO in June 1992 and has served as a director since September 1992. In October, 1996, Mr. Wells retired as President and CEO of the Company. Mr. Wells has more than 35 years of semiconductor experience. He joined LSI Logic Corporation, a manufacturer of HCMOS and BiCMOS application-specific integrated circuits, in 1985 as President and Chief Operating Officer and was appointed Vice Chairman in March 1992, a position he held until three months before he joined the Company. From 1983 to 1985, Mr. Wells was President of Intersil and General Manager of Semiconductor, both divisions of General Electric Company. Mr. Wells is a director of QLogic Corporation, a supplier of adaptor cards and disk control chips and Align-Rite, a semiconductor photoplate manufacturer.

RAIMON L. CONLISK

    Mr. Conlisk, age 75, has served as a director of the Company since August 1985, was appointed Vice Chairman of the Board in August 1990, and was appointed Chairman of the Board in April 1995. From 1977 to date, Mr. Conlisk has been President of Conlisk Associates, a management consulting firm serving high-technology companies in the United States and foreign countries. Mr. Conlisk has also been President, from 1984 to 1989, and Chairman, from 1989 until retirement in June 1990, of Quantic Industries, Inc. ("Quantic"), a privately-held manufacturer of electronic systems. He was a director of Quantic from 1970 until retirement. From 1970 to 1973, and from 1987 to 1990, Mr. Conlisk served as a director of the American Electronics Association. Mr. Conlisk is also Chairman of the Board of SBE, Inc., a manufacturer of communication and computer products, and a director of XeTel Corporation, an electronics contract manufacturer.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended March 31, 1997, the Board of Directors held eight meetings. The Board maintains an Audit Committee, a Compensation Committee, an Employee Option Administration Committee and a Nominating Committee.

    The Audit Committee reviews the results of the Company's annual audit, recommends to the Board the independent auditors to be retained for the Company, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The Audit Committee, which during the fiscal year ended March 31, 1997, was composed of Messrs. Conlisk, Grega, and Dykes, held four meetings during such fiscal year. Mr. Grega serves as Chairman of the Audit Committee.

    The Compensation Committee evaluates the performance of the Company's President and CEO, reviews the performance of other members of management, and reviews and approves or recommends to the Board compensation levels, policies and programs. The Compensation Committee, which during the fiscal year ended March 31, 1997, was composed of Messrs. Conlisk, Dykes and Grega, held five meetings during such fiscal year. Mr. Dykes serves as Chairman of the Compensation Committee.

    The Employee Option Administration Committee administers the Company's employee stock option plans, including the granting of any options under those plans. The Employee Option Administration Committee, which during the fiscal year ended March 31, 1997, was composed of Messrs. Conlisk and Grega, the latter of whom served as Chairman of the Committee, held eight meetings during such fiscal year.

    The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the attention of the Chairman of the Nominating Committee. The Nominating Committee, which during the fiscal year ended March 31, 1997, was composed of Messrs. Conlisk, Dykes and Grega, held five meetings during such fiscal year. Mr. Conlisk serves as Chairman of the Nominating Committee.

    During the fiscal year ended March 31, 1997, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                     APPROVAL OF 1997 EQUITY INCENTIVE PLAN

    In June 1997, the Board adopted the 1997 Equity Incentive Plan (the "Plan") and reserved 825,000 common shares for issuance under the Plan plus an additional number of shares that may become available under this Plan that were reserved for issuance under the Company's 1991 Stock Option Plan, as amended (the "1991 Plan"). The Board adopted the Plan to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board.

    As of June 30, 1997, options covering an aggregate of 1,635,041 shares of the Company's Common Stock were outstanding under the 1991 Plan and 119,163 shares (plus any shares that might in the future be returned to the 1991 Plan as a result of cancellations or expiration of options) remained available for future grant under the 1991 Plan.

    Stockholders are requested in this Proposal to approve the Plan and to reserve for issuance 825,000 shares. If the stockholders fail to approve this Proposal, the Plan will terminate and any outstanding options granted under the Plan will terminate and become null and void. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                      THE BOARD OF DIRECTORS RECOMMEND
                       A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Plan are outlined below:

GENERAL

    The Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options and stock bonuses to employees, directors and consultants. Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Plan.

PURPOSE

    The Plan provides a means by which selected employees, directors and consultants to the Company, and its affiliates, may be given an opportunity to acquire Common Stock of the Company. The Company, by means of the Plan, seeks to retain the services of persons who are now employees, directors or consultants to the Company or its affiliates, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

FORMS OF BENEFIT

    The Plan provides for incentive stock options, nonstatutory stock options and stock bonuses (collectively "Stock Awards").

ADMINISTRATION

    The Plan is administered by the Board unless and until the Board delegates administration to a committee composed of two (2) or more Board members, all of the members of which committee may be non-employee directors (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and may also be, in the discretion of the Board, outside directors (as defined under the Internal Revenue Code of 1986, as amended (the "Code")). If administration is delegated to a committee, such committee will have, in connection with the administration of the Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or
(ii) not persons with respect to whom the Company wishes to qualify for an exemption from the application of Section 162(m) of the Code. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Plan. The Board has delegated the administration of the Plan to the Employee Option Administration Committee.

    The Board has the power to determine from time to time which of the persons eligible under the Plan shall be granted awards, the type of awards to be granted, when and how each award shall be granted, to construe and interpret the Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the Plan or in any award agreement to make the Plan fully effective.

SHARES SUBJECT TO THE PLAN

    The Common Stock that may be sold pursuant to awards under the Plan shall not exceed in the aggregate 825,000 shares of the Company's Common Stock plus any shares that remained available for issuance under the Company's 1991 Stock Option Plan (the "1991 Plan") on the date the Plan was adopted and any additional shares that would become available under the 1991 Plan due to the expiration or other termination of any stock award thereunder. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such award will revert to and again become available for issuance under the Plan. The Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

    Incentive stock options may be granted only to employees. Nonstatutory stock options and stock bonuses may be granted only to employees or consultants.

    No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant. No person shall be eligible to be granted Stock Awards covering more than Three Hundred Thousand (300,000) shares of the Company's Common Stock in any calendar year.

TERM AND TERMINATION

    No option is exercisable after the expiration of ten (10) years from the date it was granted.

    In the event an optionee's employment or relationship as a consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three (3) months after the termination of the optionee's employment or relationship as a consultant, or (ii) the expiration of the term of the option as set forth in the option agreement. However, if the optionee's termination of employment or relationship as a consultant is due to permanent and total disability, the three (3) month period is extended to one
(1) year. In addition, if the optionee dies while an employee, consultant, or within three (3) months following the termination of such relationship, the three (3) month period is extended to eighteen (18) months,

    In the event a stock bonus recipient's continuous status as an employee, consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus agreement between the Company and such person.

EXERCISE/PURCHASE PRICE

    The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each nonstatutory stock option will not be less than fifty percent (50%) of the fair market value on the date of grant except for options issued under a salary deferral election.

CONSIDERATION

    The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant or exercise for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board. Additionally, in the case of an option and in the discretion of the Board at the time of the grant or exercise of an option, by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

TRANSFERABILITY

    An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A stock bonus shall not be transferable except where required by law or expressly authorized by the applicable stock bonus agreement. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement. An award holder may designate a beneficiary who may exercise his or her award after death.

VESTING

    The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

    Stock bonuses sold or awarded under the Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

SALARY DEFERRAL ELECTIONS

    The Committee may permit selected employees to elect to have a portion of their compensation reduced each year in return for options to purchase Common Stock at an aggregate discount from current fair market value equal to the salary reduction amount.

    Elections to defer salary must be filed with the Company prior to the commencement of the calendar year in which the salary to be deferred is earned, and are irrevocable for that year. The minimum amount of salary that may be deferred for a year is $5,000; the maximum is $50,000.

    Options granted pursuant to a salary deferral election will be granted on or before the last trading day in January of the calendar year for which the salary reduction election is to be in effect. The number of shares of Common Stock subject to each option shall be equal to A / (B x 66-2/3%), where A is the salary deferral amount and B is the fair market value per share of Common Stock on the option grant date. The number of shares shall be rounded down to the nearest whole number.

    The exercise price of each option granted pursuant to a salary deferral election shall be 33 1/3% of the fair market value of the Common Stock subject to such option on the date such option is granted. Such options shall become exercisable in twelve monthly installments at the end of each month of the calendar year in which salary is deferred, and shall terminate on the earlier of
(i) ten years from the date the option was granted, (ii) three years following termination of employment or relationship as a director or consultant.

ADJUSTMENTS UPON CHANGES IN STOCK

    If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Plan, the maximum annual award applicable under the Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

    In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, excluding in each case a capital reorganization in which the sole purpose is to change the state of incorporation on the Company, then all outstanding options shall become exercisable in full for a period of at least ten (10) days, and all stock bonuses shall be fully vested, prior to such event. Outstanding options which have not been exercised prior to such event shall terminate on the date of such event unless assumed by a successor corporation.

AMENDMENT OF THE PLAN

    The Board at any time, and from time to time, may amend the Plan. However, no amendment shall be effective unless approved by the stockholders of the Company to the extent such amendment requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code, to comply with the requirements of Rule 16b-3 of the Exchange Act or to comply with any Nasdaq or securities exchange listing requirements. The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE PLAN

    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate September 1, 2007. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price plus any amount paid for such option. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.

    STOCK BONUSES. Stock bonuses granted under the Plan generally have the following federal income tax consequences:

    Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the

Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period (such as that set forth in the Plan), the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 30, 1997 by: (i) each director and nominee for director; (ii) each Named Executive Officer (as defined below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                     BENEFICIAL OWNERSHIP (1)
                                                    --------------------------
                                                     NUMBER OF    PERCENT OF
BENEFICIAL OWNER                                      SHARES         TOTAL
--------------------------------------------------  -----------  -------------
Franklin Resources, Inc. (2)......................    644,800         7.0%
 777 Mariners Island Boulevard
 San Mateo, CA 94403
Wellington Management Company(3)..................    554,500         6.0%
 75 State Street
 Boston, MA 02109
Oppenheimer & Co. Inc. (4)........................    506,900         5.5%
 Oppenheimer Tower
 World Financial Center
 New York, NY 10281
The TCW Group, Inc. (5)...........................    477,700         5.2%
 865 South Figuerra Street
 Los Angeles, CA 90017
Mellon Bank Corporation (6).......................    477,000         5.2%
 One Mellon Bank Center
 Pittsburgh, PA 15258
Ronald W. Guire(7)................................     87,460            *
Stephen W. Michael(7).............................     61,115            *
George D. Wells...................................     56,199            *
Raimon L. Conlisk(7)..............................     48,750            *
George E. Grega(7)................................     48,750            *
Thomas R. Melendrez(7)............................     31,745            *
James E. Dykes(7).................................     22,500            *
Roubik Gregorian (7)..............................      2,521            *
Donald L. Ciffone, Jr.............................      1,453            *
All executive officers and directors as a group
 (13 persons)(7)..................................    436,748         4.6%


*   Less than one percent.

(1) This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,278,137 shares of the Company's Common Stock outstanding on June 30, 1997, adjusted as required by rules promulgated by the SEC.

(2) Based on a Schedule 13G filed with the SEC on February 12, 1997.

(3) Based on a Schedule 13G filed with the SEC on January 24, 1997. Includes 255,500 shares over which Wellington Management Company has shared voting power and 554,500 shares over which Wellington Management Company has shared disposition power.

(4) Based on a Schedule 13G filed with the SEC on January 21, 1997. Includes 506,900 shares over which Oppenheimer & Co. Inc. has shared voting power and disposition power.

(5) Based on a Schedule 13G filed with the SEC on February 12, 1997.

(6) Based on a Schedule 13G filed with the SEC on January 29, 1997. Includes 96,100 shares over which Mellon Bank Corporation has shared voting power and 57,000 shares over which Mellon Bank Corporation has shared disposition power.

(7) Includes shares which certain executive officers and directors have the right to acquire within 60 days after June 30, 1997, pursuant to outstanding options as follows: Ronald W. Guire, 53,250 shares; Raimon L. Conlisk, 48,750 shares; George E. Grega, 48,750 shares; Stephen W. Michael, 56,500 shares; Thomas R. Melendrez, 28,876 shares; James E. Dykes, 22,500 shares; Roubik Gregorian, 2,000 shares; and all executive officers and directors as a group, 307,251 shares.

Compliance with the Reporting Requirements of Section 16(a)

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    FEES. In fiscal 1997, the Company paid fees to each of its non-employee directors for their services as directors. The Company paid each of James E. Dykes and George E. Grega fees totalling $21,600 for their services as directors. The Company paid George D. Wells fees totalling $10,800 for his services as a non-employee Director. The Company paid Raimon L. Conlisk fees totalling $43,200 for his services as a director, including service as Chairman of the Board of Directors. In addition, the Company reimburses all directors for certain expenses incurred in connection with their services as directors in accordance with Company policy.

    NONQUALIFIED STOCK OPTIONS. Non-Employee Directors received periodic non-discretionary grants of nonqualified stock options to purchase shares of Common Stock of the Company under the 1991 Non-Employee Directors' Stock Option Plan (the "1991 Directors' Plan"), which was terminated as to future grants on May 31, 1996. Non-Employee Directors now receive grants under the 1996 Non-Employee Directors' Stock Option Plan (the "1996 Directors' Plan"). The Directors' Plans provide that upon initial election to the Board, each Non-Employee Director is granted an option to purchase 22,500 shares of Common Stock, and is automatically granted an option to purchase 7,500 additional shares on each yearly anniversary date thereafter. In addition, the 1996 Directors' Plan provides that Non-Employee Directors may defer the payment of fees for their services as directors and apply such deferrals to options with exercise prices set at a discount to market with the aggregate amount of such discounts equal to the aggregate amount of the fees so deferred. Options granted under the Directors' Plans are granted at fair market value and vest in four equal annual installments with the first installment becoming exercisable on the first anniversary of the date of the option grant. The maximum term of options granted under the Directors' Plans is seven years. Prior to the adoption of the 1991 Directors' Plan, Non-Employee Directors received options under the 1986 Non-Employee Directors' Stock Option Plan (the "1986 Directors' Plan"), which was terminated as to future grants in November 1991. At March 31, 1997, options to purchase 7,500 shares of Common Stock were outstanding under the 1986 Directors' Plan and options to purchase 157,500 shares of Common Stock were outstanding under the 1991 Directors' Plan.

    During fiscal 1997, options covering 22,500 shares were granted under the 1991 Directors' Plan to the Company's Non-Employee Directors during such period at an exercise price of $17.19 per share and options covering 22,500 shares were granted under the 1996 Directors' Plan at an exercise price of $14.25. The exercise price of such options was equal to the fair market value of the Company's Common Stock on the date of grant. During the same period, options covering 5,624 shares were exercised by non-employee directors under the 1986 Directors' Plan for a net value realized of $59,952.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table shows for the fiscal years ended March 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by, the Company's Presidents and CEOs, and its other four most highly compensated executive officers at March 31, 1997 (the "Named Executive Officers"):

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                             ANNUAL COMPENSATION (1)       AWARDS
                                                             ------------------------    SECURITIES       ALL OTHER
               NAME AND PRINCIPAL                              SALARY                    UNDERLYING     COMPENSATION
                    POSITION                        YEAR       ($)(2)      BONUS($)    OPTIONS (#)(3)      ($)(4)
------------------------------------------------  ---------  ----------  ------------  --------------  ---------------
Donald L. Ciffone, Jr. (5)                        1997          188,824    197,000(5)         225,000              843
President and CEO                                 1996               --         --                 --               --
                                                  1995               --         --                 --               --

George D. Wells (6)                               1997          209,512          0             22,500              966
Former President and CEO                          1996          343,287          0             25,000            3,750
                                                  1995          328,140    137,000                  0            9,794

Ronald W. Guire                                   1997          219,308      21,700            65,000             1,052
Executive Vice President,                         1996          204,234           0            15,000             3,750
Chief Financial Officer                           1995          197,615      70,000                 0            10,702
and Secretary

Roubik Gregorian (7)                              1997          188,308     345,000(6)         23,000               912
Chief Technology Officer                          1996               --          --                --                --
Vice President,                                   1995               --          --                --                --
Communications Division

Thomas R. Melendrez                               1997          174,846       11,900           20,500               844
Corporate Vice President,                         1996          152,309       39,000           10,000             3,750
General Counsel                                   1995          156,563       39,450                0             9,826

Stephen W. Michael                                1997          166,481       12,670           16,000               802
Vice President,                                   1996          156,576            0            8,000             3,750
Operations Division                               1995          144,077       30,000                0                 0


------------------------

(1) As permitted by rules promulgated by the SEC, no amounts are shown for "perquisites," as such amounts for each Named Executive Officer do not exceed the lesser of 10% of the sum of such executive's salary plus bonus or $50,000.

(2) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's tax-qualified Savings Plan (the "401(k) Plan"). Also includes auto allowances.

(3) The Company has not granted any stock appreciation rights or made any restricted stock bonus awards to any executive officer.

(4) Consists of matching contributions made for fiscal 1997, fiscal 1996 and fiscal 1995 by the Company for the benefit of each Named Executive Officer under its 401(k) Plan in the stated amounts.

(5) Mr. Ciffone joined the Company as President and CEO in October 1996. The elements of Mr. Ciffone's fiscal 1997 and 1998 compensation were negotiated and set forth in an offer letter from the Company which provided for, among other things, his fiscal 1997 base compensation rate, his initial recommended grant of stock options to purchase 225,000 shares and a calculated incentive payment under the Company's FY 1997 Executive Incentive Compensation Program or $197,000, whichever is greater. Mr. Ciffone also received an auto allowance of $1,000 per month and a "sign on" loan of $100,000 which shall be deemed paid in full if Mr. Ciffone remains an employee in good standing for a period of 18 months following his start date.

(6) Reflects compensation paid to Mr. Wells as President and CEO from April 1996 through his resignation in October 1996 and non-employee director compensation from October 1996 through March 1997.

(7) Reflects a retention payment per the March 19, 1995 Agreement and Plan of Reorganization between the Company and Startech Semiconductor, Inc.


                       OPTION GRANTS IN LAST FISCAL YEAR

    The Company has granted both incentive and nonqualified stock options to its executive officers under its 1991 Plan, as amended. The following tables show for the fiscal year ended March 31, 1997, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                                                                                                           POTENTIAL REALIZABLE
                                                   NUMBER OF    % OF TOTAL                               VALUE AT ASSUMED ANNUAL
                                                  SECURITIES      OPTIONS                                  RATES OF STOCK PRICE
                                                  UNDERLYING    GRANTED TO                                PRICE APPRECIATION FOR
                                                    OPTIONS      EMPLOYEES     EXERCISE                      OPTION TERM (4)
                                                    GRANTED      IN FISCAL       PRICE     EXPIRATION   --------------------------
NAME                                                (#)(1)        YEAR(2)      ($/SH)(3)      DATE         5% ($)       10% ($)
------------------------------------------------  -----------  -------------  -----------  -----------  ------------  ------------
Donald L. Ciffone, Jr.                               225,000          27.1%    $   14.25     10/11/03   $  1,305,266  $  3,041,824

George D. Wells                                       22,500           2.7%    $   14.25     10/11/03   $    130,527  $    304,182

Ronald W. Guire                                       15,000           1.8%    $   15.75     06/12/03   $     96,177  $    224,134
                                                      50,000           6.0%    $   14.25     10/11/03   $    290,059  $    675,961

Stephen W. Michael                                     8,000           1.0%    $   15.75     06/12/03   $     51,295  $    119,538
                                                       8,000           1.0%    $   16.50     11/15/03        $53,737  $    125,231

Thomas R. Melendrez                                    8,000           1.0%    $   15.75     06/12/03   $     51,295  $    119,538
                                                      12,500           1.5%    $   16.50     11/15/03   $     83,964  $    195,673

Roubik Gregorian                                       8,000           1.0%    $   15.75     06/12/03   $     51,295  $    119,538
                                                      15,000           1.8%    $   16.50     11/15/03   $    100,757  $    234,807
----

------------------------

(1) The options were granted under the terms of the 1991 Plan, as amended. Options generally vest 25% per year on the anniversary date of the grant. The options will become fully vested prior to and the time during which the stock option may be exercised shall be accelerated upon a change in control of the Company as defined in the 1991 Plan, as amended. Outstanding options which have not been exercised prior to a change in control event shall terminate on the date of such event unless assumed by the successor corporation.

(2) Based on options to purchase an aggregate of 829,000 shares of Exar Common Stock granted to employees of Exar in fiscal 1997, including the Named Executive Officers.

(3) The exercise price of the options was equal to the fair market value of Common Stock on the date of grant.

(4) The potential realizable value is based on the term of the option at the time of grant (7 years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect Exar's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Exar Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                                                  NUMBER OF
                                                                                 SECURITIES         VALUE OF
                                                                                 UNDERLYING        UNEXERCISED
                                                                                 UNEXERCISED      IN-THE-MONEY
                                                                                 OPTIONS AT        OPTIONS AT
                                                  SHARES           VALUE         FY-END (#)        FY-END ($)
                                                 ACQUIRED         REALIZED      EXERCISABLE/      EXERCISABLE/
NAME                                          ON EXERCISE (#)      ($)(1)       UNEXERCISABLE   UNEXERCISABLE(2)
--------------------------------------------  ---------------  --------------  ---------------  -----------------
Donald L. Ciffone, Jr.......................             0                 0         0/225,000         0/$112,500
George D. Wells.............................        56,251           384,475          0/22,500          0/$11,250
Ronald W. Guire.............................             0                 0     45,750/94,999  $  43,973/$25,000
Stephen W. Michael..........................             0                 0     56,750/33,249                0/0
Thomas R. Melendrez.........................             0                 0     25,001/39,250           $6,866/0
Roubik Gregorian............................          6000      $  32,700 (3)         0/23,000                0/0

------------------------

(1) Represents the fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) less the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2) Fair market value of the Company's Common Stock at March 31, 1997 ($14.75) minus the exercise price of the options.

(3) Represents options assumed by the Company in connection with the acquisition of Startech Semiconductor, Inc.

                REPORT OF THE COMPENSATION COMMITTEE AND OF THE
                  EMPLOYEE OPTION ADMINISTRATION COMMITTEE(1)

    During fiscal 1997, the Compensation Committee of the Board of Directors (the "Compensation Committee") consisted of Messrs. Conlisk, Grega, and Dykes, the latter of whom serves as Chairman of the Committee and none of whom is an officer or an employee of the Company. The Compensation Committee evaluates the performance of the Company's President and CEO, reviews the performance of other executive officers and reviews and approves or recommends to the Board compensation levels, policies and programs. The Employee Option Administration Committee of the Board of Directors (the "Option Committee") consists of Messrs. Conlisk and Grega, the latter of whom serves as Chairman of the Committee. The Option Committee administers the Company's employee stock option plans.

GENERAL COMPENSATION POLICY

    COMPENSATION PHILOSOPHY. The Compensation Committee and the Option Committee (the "Committees") believe that the Company's overall compensation program should be related to creating stockholder value. Accordingly, the compensation program is designed to attract and retain talented executives and technical personnel, to reward achievement of the Company's short-term and long-term performance goals, to link executive compensation to stockholder interests through equity-based plans, and to recognize and reward individual contributions to operating group and Company-wide performance objectives.

    COMPONENTS OF EXECUTIVE COMPENSATION. During fiscal 1997, compensation for the Company's executive officers consisted of base salary, participation in an annual incentive compensation program and longer-term equity incentives. The Committee calibrated each component to a competitive market position based on compensation surveys and other relevant information. The Company also offers to its executive officers participation (with all other eligible employees of the Company) in the Company's 401(k) Savings Plan, an auto allowance for most executive officers, and certain other benefits available generally to employees of the Company.

CASH-BASED COMPENSATION

    BASE SALARY. The Compensation Committee determines the base salary of the President and CEO and reviews and approves base salaries for each of the Company's other executive officers annually in connection with annual performance reviews. In adjusting base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. The Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other Company executives. Generally, in approving salary adjustments for executive officers (other than the President and CEO), the Committee considers the evaluation and recommendations of the Company's President and CEO.

    The Compensation Committee reviews an independent survey of compensation of executive officers of other high technology companies to enable it to set base salaries based on each executive officer's level of responsibility and within the parameters of companies of comparable size in the Company's industry. The survey includes a broader group of technology companies than those companies included in the Hambrecht & Quist Technology Index used in the performance measurement comparison graph included in this proxy statement. Generally, base salaries paid to executive officers for fiscal 1997 were set at levels within the top half of salaries

------------------------

(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

paid to executives under the independent survey. This is consistent with the Committee's objective of attracting and retaining executives whose skills and potential rank above the norm.

    During fiscal 1997, consistent with the principles discussed in the prior paragraph, the Compensation Committee recommended salary adjustments for non-CEO executive officers ranging up to 10%. In addition to individual and corporate performance, the factors considered include relative salaries and responsibilities in the Company, the Company's merit budget, which considers factors such as inflation and the competitive environment relative to other technology companies, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year.

    ANNUAL INCENTIVE COMPENSATION OPPORTUNITIES. The Company maintains annual incentive compensation programs to reward executive officers and other key employees for attaining defined performance goals. The programs are designed to attract and motivate employees, and they are closely tied to corporate performance to enhance stockholder value and encourage profit growth. For executive officers, incentive compensation payments are based primarily on Company-wide performance targets, as well as personal performance measured against agreed-objectives. For senior management personnel, Company-wide performance is a factor, and significant weight also is given to individual performance and the performance of particular operating groups within the Company. Company-wide, operating group and individual targets are established annually for these incentive compensation programs.

    Executive Incentive Compensation.

    In June 1996, the Committee approved an executive incentive compensation program based on performance results during the last six months of fiscal 1997 in which all executive officers, including the position of President and CEO, participated. This program determined incentive compensation payments by application of a formula which takes into account (i) pretax profit and revenue goals against pre-established threshold levels and (ii) a position factor reflecting each participant's relative responsibility within the organization. The first two elements of the formula are adjusted by a range of numeric factors specified in the formula, which reflect the impact of particularly favorable or unfavorable individual performance. The Committee does not otherwise assign relative weights to any element. Individual performance factors may also be taken into account to modify the potential incentive payment calculated under the formula by up to 50%. Under the program approved for the last six months of fiscal 1997, no incentive payments could have been awarded unless a minimum level of profitability were achieved. In addition, no incentive payments could have been awarded unless payments were first made under the key employee incentive compensation program discussed below. The maximum amount for which Mr. Ciffone was eligible under the fiscal 1997 program was 100% of base salary. Other executive officers participating in the program were eligible to receive maximum amounts ranging between 60% and 80% of base salary. Based on the Company's pre-tax profit for fiscal 1997 of $7.1 million (excluding the charge to earnings of 19.6 million), as well as individual performance factors, neither Mr. Ciffone nor any other executive officer was eligible to receive an incentive compensation payment pursuant to this program for such year. Given that there would be no earned incentive payments under the executive incentive compensation program for two consecutive years, the Committee determined that discretionary non-program incentive payments totaling $64,600 should be awarded to the non-CEO executive officers to recognize individual contributions.

    Key Employee Incentive Compensation.

    During fiscal 1997, certain other senior management personnel participated in a key employee incentive compensation program, which was adopted by the Committee in June 1996. Under the program, which provides for quarterly payouts, incentive compensation payments were based upon Company-wide proprietary products sales and profit performance targets (which were different from those applicable to the executive incentive compensation program), the performance of particular operating groups and individual performance. Because the Company-wide sales and profit targets were not achieved, no incentive compensation payments were paid under this program for fiscal 1997. However, the Committee determined that discretionary non-program incentive payments totaling $204,080 should be awarded to selected participants to recognize individual contributions.

EQUITY INCENTIVES

    The Company utilizes its 1991 Plan, as amended, to further align the interests of stockholders and management by providing executive officers and other employees with a significant economic interest in the long-term appreciation of the Company's stock. Generally, options under the 1991 Plan, as amended, are granted with exercise prices set at 100% of the fair market value of the underlying stock on the date of grant and have a term of seven years. Options are subject to vesting over four years which is designed to motivate option holders to achieve stated objectives, thereby aiding the Company's efforts to maximize revenue and profit together with shareholder value, and to remain with the Company for the long-term. In determining the number of shares subject to an option to be granted to an executive officer, the Option Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options, although outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Option Committee generally grants options taking into account multiple year periods. Therefore option grants are not necessarily made each year. In fiscal 1997, based on the factors described above, the Option Committee granted options to purchase 504,000 shares of Common Stock to executive officers of the Company including 370,500 shares to new officers.

    Additional long-term equity incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

CEO COMPENSATION

    George Wells served as the Company's President and CEO through October 11, 1996. For the period beginning on April 1, 1996 and ending on the last day of his employment, Mr. Wells received $198,712, reflecting the pro rata amount of his annual base salary of $350,000 and car allowance of $5,600. Mr. Wells also received other standard benefits available to all executive officers through his last day of employment. Mr. Wells received no additional option grants during such period.

    On October 11, 1996, the Company appointed Donald L. Ciffone, Jr. as its new President and CEO. Prior to this appointment, Mr. Ciffone and the Compensation Committee extensively negotiated the terms of his compensation package in accordance with the compensation philosophy and policies described above as well as the Committee's particular objectives at the time Mr. Ciffone was recruited. Mr. Ciffone's overall compensation package took into account the salaries of other chief executive officers of high technology companies and the amount necessary to secure his services as the new President and CEO of the Company as well as expectations as to Mr. Ciffone's future contribution in leading the Company.

    Mr. Ciffone's compensation package for fiscal 1997 consisted of an annual base salary of $395,000, participation in the Company's FY 1997 Executive Incentive Compensation Program ("FY 1997 Program") and a stock option grant. Under the terms of this employment package, Mr. Ciffone was entitled to receive an incentive compensation payment equal to the greater of $197,000 or the amount of the calculated payment under the FY 1997 Program. Because no executive officers qualified for an incentive compensation payment under the FY 1997 Program, Mr. Ciffone received a payment of $197,000. With regard to Mr. Ciffone's incentive payment under the Company's FY 1998 Executive Incentive Compensation Program ("FY 1998 Program"), it was agreed that Mr. Ciffone will receive a payment equal to 50% of his base salary as of March 31, 1998 or a calculated payment under the FY 1998 Program, whichever is greater.

    To provide Mr. Ciffone with longer-term equity incentives, the Compensation Committee awarded Mr. Ciffone options to purchase 225,000 shares of the Company's Common Stock pursuant to the 1991 Plan, as amended. Mr. Ciffone also received a "sign on" loan of $100,000 which shall be deemed paid in full if Mr. Ciffone remains an employee in good standing for a period of 18 months following his start date.

    Section 162(m) Policy

    The Compensation Committee has not adopted a general policy with respect to the application of Section 162(m) of the Code, which generally imposes an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. However, pursuant to Section 162(m), the Board has adopted, and the stockholders have approved, amendments to the 1991 Plan, as amended, intended to permit compensation from options granted thereunder to be excluded from Section 162(m) limitations.

THE COMPENSATION COMMITTEE         THE EMPLOYEE OPTION ADMINISTRATION COMMITTEE
---------------------------  --------------------------------------------------
James E. Dykes                     George E. Grega
George E. Grega                    Raimon L. Conlisk
Raimon L. Conlisk

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, during the fiscal year ended March 31, 1997, the Compensation Committee consisted of Messrs. Conlisk, Grega and Dykes, none of whom is an officer or an employee of the Company.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following graph shows a five-year comparison of cumulative stockholder return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index"), the Hambrecht & Quist ("H&Q") Technology Index, and the Company. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance.

    Comparison of Five-Year Cumulative Total Return on Investment(2)



    Research                 Total Return - Data Summary
    EXAR

                             Cumulative Total Return
                             ----------------------------------------------------------------------------------
                                       3/92 6/92 9/92 12/92 3/93 6/93 9/93 12/93 3/94 6/94 9/94 12/94 3/95 6/95
EXAR CORPORATION               EXAR     100   80  124   148  125  151  175   125  125  139  180   196  172  236
NASDAQ STOCK MARKET (U.S.)     INAS     100   93   97   113  115  117  127   130  124  118  128   127  138  158
HAMBRECHT & QUIST TECHNOLOGY   IHOT     100   90   95   112  119  122  125   132  137  125  143   158  177  221



    Research                 Total Return - Data Summary
    EXAR

                             Cumulative Total Return
                             ------------------------------------------------------------------------
                                       9/95 12/95 3/96 6/96 9/96 12/96 3/97
EXAR CORPORATION               EXAR     286   118  118  104  115   124  130
NASDAQ STOCK MARKET (U.S.)     INAS     177   179  187  203  210   220  208
HAMBRECHT & QUIST TECHNOLOGY   IHOT     250   237  241  259  274   294  281


------------------------

(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in stock price plus reinvested dividends) for the Company, the Nasdaq Composite Index and the H&Q Technology Index, based on March 31, 1992 = 100.

                              CERTAIN TRANSACTIONS

    In December 1996, the Company made a loan of $130,000 to Aurelio Fernandez, Senior Vice President of Worldwide Sales. The loan bears interest at 7% per annum and is secured by certain real property owned by Mr. Fernandez. Interest payments under the loan are due monthly and commenced in January 1997. The principal balance of the loan is due in December 2001. If Mr. Fernandez' employment with the Company is terminated for cause or if he voluntarily resigns, the loan is due and payable within 90 days of his last day of employment. The loan is due and payable within one year of his last day of employment if Mr. Fernandez' employment with the Company is terminated by the Company without cause. As of July 28, 1997, the entire principal balance of the loan remained outstanding.

    In October 1996, Mr. Ciffone received a noninterest-bearing loan of $100,000, which shall be deemed paid in full if Mr. Ciffone remains an employee in good standing for a period of 18 months following his initial date of employment. Should Mr. Ciffone voluntarily terminate his employment with Exar prior to his 18th month anniversary, the loan must be repaid to Exar within thirty (30) days of his last day of employment.

                                 OTHER MATTERS

    The Company's financial statements have been audited by Deloitte & Touche LLP as independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The Board of Directors of the Company approved the dismissal of KPMG Peat Marwick LLP as the Company's independent accountants effective February 3, 1997 and the engagement of Deloitte and Touche LLP as independent accountants for the Company for the fiscal year ending March 31, 1997.

    There have been no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused them to make reference thereto in their report on the financial statements during the two most recent fiscal years.

    KPMG Peat Marwick's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

    The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Ronald W. Guire Secretary
                                      Secretary

July 28, 1997

    A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 1997 is available without charge upon written request to: Investor Relations, Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Research                      MONTHLY-1         Total Return Worksheet
                                                      BEGIN: 03/31/92
                                                        FYE: 03/31/97
EXAR CORP                          EXAR                 END: 03/31/97


                               BEGIN                                       CUM
           TYPE               NO. OF    DIV       DIV     DIV    ENDING   TOTAL
            OF       CLOSE    SHARES   $ PER     $.$$   SHARES   NO. OF  SHRHLDR
DATE*      LINE     PRICE**     ***    SHARE**   PAID   REINVD   SHARES   RETURN
------    -----    ---------  ------   -------   ----   ------   ------  -------

03/31/92  BEGIN     12.500    8.000                              8.000      100
04/30/92   MON      12.000    8.000                              8.000       96
05/31/92   MON      12.000    8.000                              8.000       96
06/30/92   MON      10.000    8.000                              8.000       80
07/31/92   MON      11.333    8.000                              8.000       91
08/31/92   MON      14.583    8.000                              8.000      117
09/30/92   MON      15.500    8.000                              8.000      124
10/31/92   MON      15.500    8.000                              8.000      124
11/30/92   MON      17.333    8.000                              8.000      139
12/31/92   MON      18.500    8.000                              8.000      146
01/31/93   MON      17.833    8.000                              8.000      143
02/28/93   MON      16.167    8.000                              8.000      129
03/31/93    YE      15.667    8.000                              8.000      125
04/30/93   MON      13.833    8.000                              8.000      111
05/31/93   MON      16.500    8.000                              8.000      132
06/30/93   MON      18.833    8.000                              8.000      151
07/31/93   MON      19.333    8.000                              8.000      155
08/31/93   MON      22.333    8.000                              8.000      179
09/30/93   MON      21.833    8.000                              8.000      175
10/31/93   MON      19.833    8.000                              8.000      159
11/30/93   MON      17.833    8.000                              8.000      143
12/31/93   MON      15.667    8.000                              8.000      125
01/31/94   MON      16.500    8.000                              8.000      132
02/28/94   MON      17.500    8.000                              8.000      140
03/31/94    YE      15.667    8.000                              8.000      125
04/30/94   MON      16.167    8.000                              8.000      129
05/31/94   MON      16.250    8.000                              8.000      130
06/30/94   MON      17.333    8.000                              8.000      139
07/31/94   MON      20.333    8.000                              8.000      163
08/31/94   MON      21.583    8.000                              8.000      173
09/30/94   MON      22.500    8.000                              8.000      180
10/31/94   MON      21.000    8.000                              8.000      168
11/30/94   MON      21.250    8.000                              8.000      170
12/31/94   MON      24.500    8.000                              8.000      196
01/31/95   MON      20.500    8.000                              8.000      164
02/28/95   MON      23.000    8.000                              8.000      184

* Fiscal yearend and ex-dividend dates.      *** `Begin No. of Shares' based on
                                                 $100 investment.

** All Closing Prices and Dividends
   are adjusted for stock splits.

                                 25-Jul-97

Research                           MONTHLY-2      Total Return Worksheet
                                                              BEGIN:   03/31/92
                                                                FYE:   03/31/97
EXAR CORP                              EXAR                     END:   03/31/97


                           BEGIN                                         CUM
         TYPE              NO. OF      DIV     DIV     DIV     ENDING    TOTAL
          OF      CLOSE    SHARES     $ PER    $.$$   SHARES   N0. OF   SHRHLDR
DATE*    LINE    PRICE**    ***      SHARE**   PAID   REINVD   SHARES   RETURN
------   ----   --------- --------   -------   ----   ------   ------   -------

03/31/95  YE      21.500    8.000                               8.000      172
04/30/95  MON     26.375    8.000                               8.000      211
05/31/95  MON     26.500    8.000                               8.000      212
06/30/95  MON     29.500    8.000                               8.000      236
07/31/95  MON     36.250    8.000                               8.000      290
08/31/95  MON     37.250    8.000                               8.000      298
09/30/95  MON     35.750    8.000                               8.000      286
10/31/95  MON     23.750    8.000                               8.000      190
11/30/95  MON     21.500    8.000                               8.000      172
12/31/95  MON     14.750    8.000                               8.000      118
01/31/96  MON     14.625    8.000                               8.000      117
02/29/96  MON     16.250    8.000                               8.000      130
03/31/96  YE      14.750    8.000                               8.000      118
04/30/96  MON     16.500    8.000                               8.000      132
05/31/96  MON     16.250    8.000                               8.000      130
06/30/96  MON     13.000    8.000                               8.000      104
07/31/96  MON     13.250    8.000                               8.000      106
08/31/96  MON     14.000    8.000                               8.000      112
09/30/96  MON     14.375    8.000                               8.000      115
10/31/96  MON     13.750    8.000                               8.000      110
11/30/96  MON     15.625    8.000                               8.000      125
12/31/96  MON     15.500    8.000                               8.000      124
01/31/97  MON     15.563    8.000                               8.000      125
02/28/97  MON     14.250    8.000                               8.000      114
03/31/97  YE      16.250    8.000                               8.000      130


* Fiscal yearend and ex-dividend dates.      *** `Begin No. of Shares' based
** All Closing Prices and Dividends are          on $100 investment
   adjusted for stock splits.


                                    25-Jul-97

                                 EXAR CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 18, 1997


 P             The undersigned hereby appoints Donald L. Ciffone, Jr. and
 R        Raimon L. Conlisk, or each of them, as attorneys and proxies of the
 O        undersigned, with full power of substitution, to vote all of the
 X        shares of stock of Exar Corporation which the undersigned may be
 Y entitled to vote at the Annual Meeting of Stockholders of Exar Corporation to be held at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California, on Thursday, September 18, 1997 at 3:00 p.m. local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                                           -------------
     CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SEE REVERSE
                                                                SIDE
                                                           -------------

/X/ Please mark
    votes as in this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
    THE NOMINEE FOR DIRECTOR LISTED BELOW.

    1. To elect a director to hold office until the 2000
       Annual Meeting of Stockholders.

    Nominee: James E. Dykes

            FOR                      WITHHELD
            THE   /  /        /  /   FROM THE
        NOMINEE                      NOMINEE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSAL 2.

                               FOR   AGAINST  ABSTAIN
2. To approve the Company's   /  /     /  /     /  /
   1997 Equity Incentive Plan




    MARK HERE
   FOR ADDRESS    /   /
   CHANGE AND
   NOTE AT LEFT


PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS-IN-FACT, ETC. SHOULD GIVE THEIR FULL TITLES. IF THE SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF A SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. IF STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS EACH SHOULD SIGN.


SIGNATURE:                   DATE:       SIGNATURE:              DATE:
          -----------------       ----             ------------        ------